ProShares Trust

Advisory and Management Fee Waiver and Reimbursement Agreement

THIS ADVISORY AND MANAGEMENT FEE WAIVER AGREEMENT (this "Agreement") is made effective for the period from the 19th day of June 2022 thru the 30th day of June 2023, by and between ProShare Advisors LLC (the "Adviser") and ProShares Trust (the "Trust"), on behalf of the ProShares Short Bitcoin Strategy ETF (the "Fund").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, and is organized as a statutory trust under the laws of the State of Delaware, and the Fund is a series of the Trust;

WHEREAS, the Adviser and the Trust, on behalf of the Fund, are parties to an investment advisory and management agreement (the "Advisory and Management Agreement") dated June 23, 2015 and amended February 12, 2016.

WHEREAS, pursuant to the Advisory and Management Agreement, the Adviser provides investment advisory services and certain additional services to the Fund and bears certain expenses of the Fund on the terms and conditions provided in the Advisory and Management Agreement in consideration of compensation based on the value of the average daily net assets of the Fund (the "Advisory and Management Fee"); and

WHEREAS, the Adviser has agreed to waive part of the Fund's Advisory and Management Fee as set forth in Schedule A attached hereto (the "Fee Waiver"). The Trust, on behalf of the Fund, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for the Fund at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Contractual Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory and Management Fee or make any additional payments to the extent necessary to reimburse the amount of any interest expenses incurred with an investment in reverse repurchase agreements and/or any net fees charged by futures commission merchants ("FCMs) relating to deposits held at the FCM for the purpose of trading futures contracts.

2.Term; Termination. The term ("Term") of the Fee Waiver with respect to the Fund shall begin on June 19, 2022 and shall continue in full force and effect until the close of business on June 30, 2023 unless the Fee Waiver is earlier terminated with respect to the Fund or the Trust by the Adviser upon thirty (30) days written notice delivered to the Trust upon a writing duly executed by the Adviser and the Trust and approved by the Board of Trustees for the Trust. The Term of the Fee Waiver with respect to the Fund may be continued from year to year thereafter, provided that each such continuance is specifically approved by the Adviser and the Trust with respect to the Fund.

3.Miscellaneous.

3.1Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforced against the assets of the Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust.

3.3Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory and Management Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory and Management Agreement between the Adviser and the Trust or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory and Management Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the 13th day of June, 2022.

PROSHARES TRUST, on behalf of each FUND

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title:	President

PROSHARE ADVISORS LLC

By:	/s/ Michael L. Sapir
Name:	Michael L. Sapir
Title:	Chief Executive Officer